CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 10, 2011,  relating to the financial statements and financial highlights which appear in the December 31, 2010 Annual Reports to Shareholders of Franklin Templeton Variable Insurance Products Trust, which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

San Francisco, California

April 27, 2011